EXHIBIT 10.2
NOTE AGREEMENT
among

ENDEAVOUR INTERNATIONAL CORPORATION

The GUARANTORS from time to time party hereto

The NOTEHOLDERS referred to herein

Dated as of November 17, 2009

Relating to 12% Senior Subordinated Notes Due 2014

Table of Contents

SCHEDULES
Schedule 2.1	Noteholders

EXHIBITS
Exhibit A	Form of Note
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Compliance Certificate

Exhibit D Form of Subsidiary Joinder

NOTE AGREEMENT

NOTE AGREEMENT, dated as of November 17, 2009, among ENDEAVOUR INTERNATIONAL CORPORATION, a Nevada corporation (the “Company”), the Guarantors listed on the signature pages hereof and each of the Persons identified on Schedule 3.1 hereto as the initial noteholders of the Notes (as defined below) (collectively, the “Initial Noteholders”).

RECITALS

WHEREAS, simultaneously herewith, each of the Initial Noteholders is entering into a separate stock redemption agreement with the Company pursuant to which the Company has agreed to redeem from the Initial Noteholders shares of Series C Preferred Stock, $0.001 par value, of the Company (the “Series C Preferred Stock” and such stock redemption agreements with the Initial Noteholders being collectively referred to as the “Stock Redemption Agreements”).

WHEREAS, upon the terms and subject to the conditions set forth in, the Stock Redemption Agreements and this Agreement, as partial consideration for the shares of Series C Preferred Stock being redeemed by the Company, the Company is issuing to the Initial Noteholders an aggregate of $50,000,000 in original principal amount of Notes in the form of Exhibit A hereto.

WHEREAS, it is the intention of the parties hereto that the Notes shall be subordinated in right of payment to certain senior secured credit facilities of the Company, but shall rank pari passu with respect to all other senior indebtedness of the Company, all as further described herein.

WHEREAS, the Notes are to be guaranteed by all present and future, direct and indirect U.S. Subsidiaries of the Company (collectively, the “Guarantors”) pursuant to Section 13 hereof.

NOW, THEREFORE, the parties hereto agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings:

“Affiliate”: means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such specified Person or otherwise to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting Securities or by contract or otherwise.

“Agreement”: means this Note Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed, from time to time.

“Applicable Law”: includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to any Noteholder by any central bank or other fiscal, taxation, monetary or other authority.

“Authorized Officer”: means, with respect to any Note Party, the chief executive officer, chief administrative officer, chief financial officer, vice president of financial compliance and reporting or chief accounting officer or other officer with similar responsibility designated by the Board of Directors or similar governing body of such Note Party.

“Bankruptcy Code”: means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq., as amended from time to time, and any successor statute.

“Business Day”: means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capitalized Interest”: has the meaning assigned to that term in Section 6.1(a).

“Capital Stock”: means, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Change of Control”: means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act 1934, as amended (the “Exchange Act”), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of 50% or more of the total voting power of the total outstanding Capital Stock of the Company entitled to vote other than acquisition by the Company, any of its Subsidiaries or any employee benefit plans of the Company;

(b) the Company and/or its Subsidiaries, directly or indirectly, sell, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries to any Person or Persons;

(c) the Company consolidates with, or merges with or into, another Person, or any Person consolidates with or mergers with or into the Company (any such transaction, a “Company Merger”) other than:

(A) any Company Merger (1) that does not result in any reclassification, conversion exchange or cancellation of outstanding shares of the common stock (other than the cancellation and exchange of such shares solely into shares of common stock or equivalent equity security of a successor entity) and (2) pursuant to which holders of the common stock of the Company immediately prior to the transaction are entitled to exercise, immediately after the transaction, more than 50% of the total voting power of all shares of the capital stock of a successor entity entitled to vote generally in the election of directors of the successor entity; or

(B) any merger solely for the purpose of changing the Company’s jurisdiction of incorporation and resulting in the conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving corporation in such merger; or

(d) a majority of the seats (other than the vacant seats) on the board of directors of the Company shall at any time be occupied by Persons who were not nominated by the board of directors of the Company (it being understood that Persons nominated by the board of directors of the Company after such Persons were proposed or nominated by a Person or group indicating an intention to solicit proxies or engage in an election contest shall not be treated as having been nominated by the board of directors of the Company for this purpose); or

(e) the stockholders of the Company pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of the Company’s stockholders are required under applicable law to cause a liquidation or dissolution.

“Closing”: has the meaning assigned to that term in Section 3.2.

“Closing Date”: has the meaning assigned to that term in Section 3.2.

“Code”: means the Internal Revenue Code of 1986, as amended from time to time.

“Company”: has the meaning assigned to that term in the preamble to this Agreement.

“Contractual Obligation”: means, as applied to any Person, any provision of any securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Co-Sale Notice”: has the meaning assigned to that term in Section 6.7(b).

“Co-Sale Offer”: has the meaning assigned to that term in Section 6.7(b).

“Co-Sale Seller”: has the meaning assigned to that term in Section 6.7(b).

“Default”: means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Rate”: means 14 percent per annum.

“Disregarded Notes”: has the meaning assigned to that term in Section 1.6.

“Dollars” and “$”: means lawful currency of the United States of America.

“Event of Default”: has the meaning assigned to that term in Article XI.

“Fiscal Year”: means any of the annual accounting periods of the Company ending on December 31 of each year.

“GAAP”: means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governing Documents”: means any document or provision thereof, comprising the certificate of incorporation, partnership agreement, limited liability company agreement, by-laws or other organizational or constitutive instruments of the Company or any of its Subsidiaries.

“Governmental Authority”: means any nation or government, any federal, state, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors”: means, collectively, each U.S. Subsidiary which guarantees, pursuant to this Agreement or otherwise, all or any part of the Note Party Obligations.

“Indebtedness”: means, with respect to any Person, (a) the principal of, and any capitalized interest, fees or charges in respect of, (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds (other than performance or similar bonds) or other similar instruments for the payment of which such Person is liable; (b) the face amounts of all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (d) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any mandatorily redeemable equity; (e) all obligations of such Person under interest rate protection agreements or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such Person; (f) all guarantees of Indebtedness by such Person; and (g) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and guarantees thereof and installment obligations arising in the ordinary course of business consistent with past practice).

“Indemnified Liabilities”: has the meaning assigned to that term in Section 14.5(a).

“Indemnitees”: has the meaning assigned to that term in Section 14.5(a).

“Initial Noteholders”: means each of the Noteholders on the Closing Date as identified on Schedule 2.1.

“IRS”: means the United States Internal Revenue Service.

“Lien”: means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a capital lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a “true” lessor pursuant to § 9-505 of the UCC, naming the owner of such property as debtor, under the UCC, or other comparable law of any jurisdiction.

“Material Adverse Effect”: means a material adverse effect on (a) the properties, assets, financial condition, results of operations, business or business prospects of the Company and its Subsidiaries taken as a whole or (b) the ability of any Note Party to perform any of its obligations under the Subordinated Debt Documents to which it is a party, or (c) the rights of or benefits available to any Noteholder under the Subordinated Debt Documents.

“Maturity Date”: has the meaning assigned to that term in Section 6.2(a).

“Note Guaranteed Obligations”: has the meaning assigned to that term in Article XIII.

“Noteholder(s)”: means each holder or holders from time to time of the Notes.

“Note Parties”: means, collectively, the Company and the Guarantors.

“Note Party Obligations”: means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Note Party to any Noteholder, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in each case, arising under this Agreement or any of the other Subordinated Debt Documents. This term includes, without limitation all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Note Party in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to any Note Party under this Agreement or any of the other Subordinated Debt Documents.

“Note Register”: has the meaning assigned to that term in Section 6.5.

“Notes”: has the meaning assigned to that term in Section 2.1.

“Person”: means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Proposed Purchase”: has the meaning assigned to that term in Section 6.7(b).

“Quarterly Payment Date”: means each March 31, June 30, September 30 and December 31 occurring after the Closing Date.

“Requirements of Law”: means, as to any Person, the charter and by-laws or other organizational or Governing Documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Holders”: means, at any time, the Noteholders holding at least a majority of the principal amount of all Notes (including Capitalized Interest) then outstanding, subject to Section 1.6.

“Securities”: means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing.

“Senior Indebtedness”: means the Company’s 6% Senior Notes due 2012 issued pursuant to the Indenture dated January 20, 2005 and all other Indebtedness of the Company or any of its Subsidiaries that it is not Subordinated Indebtedness of the Company or any of its Subsidiaries.

“Senior Secured Indebtedness”: means any Indebtedness of the Company and/or one or more of its Subsidiaries to the extent such Indebtedness is at all times secured by a Lien on all or substantially all of the assets of the Subsidiaries of the Company that are borrowers, guarantors or otherwise obligors of or under such Indebtedness.

“Series C Preferred Stock”: has the meaning assigned to that term in the recitals to this Agreement.

“Solvent”: means, with respect to any Person on a particular date, that on such date such Person (i) has sufficient working capital and other property remaining as a result of the transaction to carry on its business as currently being conducted and as contemplated to be conducted in the future, (ii) has the ability to pay existing indebtedness as it matures and does not intend to or believes that it will incur debts beyond its ability to pay as such debts mature in the future, and (iii) is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances.

“Stock Redemption Agreements”: has the meaning assigned to that term in the recitals to this Agreement.

“Subordinated Debt Documents”: means this Agreement, the Notes and any Subsidiary Joinder.

“Subordinated Indebtedness”: means any Indebtedness of the Company or any of its Subsidiaries that is by its terms subordinated to any other Indebtedness of the Company or any of its Subsidiaries.

“Subsidiary”: means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (B) the interest in the capital or profits of such partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Subsidiary Joinder”: has the meaning ascribed to such term in Section 8.12.

“United States” and “U.S.”: each mean the United States of America.

“U.S. Subsidiary”: means each direct or indirect Subsidiary of the Company incorporated or otherwise organized in a jurisdiction in the United States of America.

“Voluntary Prepayment”: has the meaning assigned to that term in Section 6.2 (b)

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Subordinated Debt Document, unless otherwise specified herein or in such other Subordinated Debt Document:

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or any other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Subordinated Debt Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Subordinated Debt Document shall be construed to refer to such Subordinated Debt Document in its entirety and not to any particular provision thereof, (iv) all references in a Subordinated Debt Document to Articles and Sections of, and Exhibits and Schedules to, the Subordinated Debt Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Section headings herein and in the other Subordinated Debt Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Subordinated Debt Document.

1.3 Accounting Terms, Etc. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

1.4 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.5 Headings. Article, Section and Subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

1.6 Disregarded Notes. Any Notes owned by the Company or any of its Affiliates, (collectively, “Disregarded Notes”), shall be disregarded for purposes of, and no holder of any Disregarded Note shall have the right to make or participate in, any request, demand, authorization, direction, notice, vote, nomination, consent, waiver or amendment under or in connection with this Agreement or any other Subordinated Debt Document. Any request, demand, authorization, direction, notice, vote, nomination, consent, waiver or amendment consented to by the requisite quorum of holders of Notes (other than Disregarded Notes) shall be binding upon the Disregarded Notes.

Article II
AUTHORIZATION

2.1 The Notes. The Company has authorized the issuance to the Initial Noteholders of its 12% Senior Subordinated Notes due November 17, 2014 in the aggregate original principal amount of $50,000,000. The 12% Senior Subordinated Notes shall be in the form set forth as Exhibit A attached hereto and are referred to individually as a “Note” and collectively as the “Notes,” which terms shall also include any notes delivered in exchange or replacement therefor.

Article III
ISSUANCE OF THE NOTES

3.1 Issuance of the Notes. Pursuant to the terms and conditions set forth in the Stock Redemption Agreement with each Initial Noteholder, the Company has agreed to issue to each such Initial Noteholder, a Note in the principal amount set forth opposite such Initial Noteholder’s name on Schedule 3.1 attached hereto.

3.2 Closing. The closing and issuance of Notes to the Initial Noteholders (the “Closing”) shall take place at the offices Vinson & Elkins LLP, 666 Fifth Avenue, 26th Floor, New York, New York simultaneously with the execution and delivery of this Agreement (the “Closing Date”).

Article IV
[INTENTIONALLY OMITTED]
Article V
REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Note Parties. In order to induce each of the Initial Noteholders to acquire the Notes, pursuant to this Agreement and the Stock Redemption Agreement with such Initial Noteholder, each of the Note Parties, jointly and severally, makes the following representations and warranties, in each case as of the Closing Date and after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes:

(a) Organization, Good Standing, Etc. Such Note Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) has all requisite power and authority, in the case of the Company, to issue the Notes hereunder, and to execute and deliver each Subordinated Debt Document to which it is a party, and to consummate the transactions contemplated thereby.

(b) Authorization, Etc. The execution, delivery and performance by such Note Party of each Subordinated Debt Document to which it is or will be a party and the transactions contemplated thereunder, (i) have been or, with respect to the U.S. Subsidiaries of such Note Party formed or acquired hereafter, will be, duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, (ii) do not and will not contravene its Governing Documents (iii) do not and will not violate any Requirements of Law or any material Contractual Obligation of such Note Party binding on or otherwise affecting it or any of its properties, and (iv) do not and will not result in or require the creation of any Lien upon or with respect to any of its properties. Such Note Party has the requisite corporate, limited liability company or partnership power and authority, as applicable, to execute, deliver and perform each of the Subordinated Debt Documents to which it is a party.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority that has not been obtained is required in connection with the due execution, delivery and performance by such Note Party of each Subordinated Debt Document to which it is a party.

(d) Enforceability of Subordinated Debt Documents. Each of the Subordinated Debt Documents to which such Note Party is a party has been duly executed and delivered by such Note Party and constitutes the legal, valid and binding obligation of such Note Party, enforceable against such Note Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) Litigation. There is no pending or, to the knowledge of such Note Party, threatened action, suit or proceeding affecting such Note Party or any of its Subsidiaries or any of their respective properties or assets before any court or other Governmental Authority or any arbitrator that in each case relates to this Agreement or any other Subordinated Debt Document or any transaction contemplated hereby or thereby.

(f) Margin Regulations. Such Note Party is not nor will it be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X).

(g) No Default. No Default or Event of Default has occurred, or would result from the issuance of the Notes on the Closing Date.

5.2 Representations and Warranties of the Noteholders. In order to induce the Company to issue the Notes and the Guarantors to guarantee the Notes, pursuant to this Agreement and the Stock Redemption Agreements of each Initial Noteholder, each Initial Noteholder, severally and only with respect to itself, makes the following representations and warranties, as of the Closing Date and after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes:

(a) Investment. Such Initial Noteholder is acquiring its Note solely for its own account, for investment purposes, with no intention of distributing or reselling such Note except in accordance with applicable Law. Such Initial Noteholder acknowledges and agrees that its  Note has not been registered under the Securities Act of 1933 (as amended from time to time, the “Securities Act”), or the securities laws of any state, and it may not be sold or otherwise transferred in the absence of an effective registration thereunder unless an exemption from registration is available.

(b) Accredited Investor. Such Initial Noteholder is an “accredited investor” as that term is defined in Regulation D under the Securities Act.

(c) Knowledge and Experience.  Such Initial Noteholder (a) has such knowledge and experience in financial and business matters, including the oil and gas industry, as to enable it to evaluate the merits and risks of entering into this Agreement, including the acceptance of its Note, and (b) is able to bear the economic risk of this transaction.

Article VI
TERMS OF NOTES

6.1 Interest.

(a) Interest Rate; Payment. The Notes shall bear interest (based on a 360-day year of twelve 30-day months) on the unpaid principal amount thereof until due at the rate of 12% per annum, of which (a) 10% per annum shall be payable in cash quarterly in arrears on each Quarterly Payment Date in each year, commencing with the next Quarterly Payment Date following the Closing Date, and (b) 2% per annum shall be added to the principal amount of the Notes on each Quarterly Payment Date in each year (such interest “Capitalized Interest”).

(b) Default Rate of Interest. If any amount of principal, interest or other amount payable by the Company or any Note Party under this Agreement or any other Subordinated Debt Documents is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by all Applicable Law.

(c) Maximum Legal Rate of Interest. Nothing in this Agreement or in the Notes shall require the Company to pay interest at a rate in excess of the highest rate permitted by Applicable Law. In the event that a Noteholder receives interest in an amount in excess of the maximum amount allowed by Applicable Law, any excess portion of such interest that may have been paid shall be applied to the principal of the Note, or if it exceeds such unpaid principal, shall be refunded to the Company.

6.2 Repayment; Repurchase.

(a) Scheduled Repayment of Notes. The Company will repay the principal of the Notes in quarterly installments on the dates and in the respective amounts set forth in the table below:

Principal Repayment Date	Amount of Repayment

March 31, 2011	$5,000,000

June 30, 2011	$5,000,000

September 30, 2011	$5,000,000

December 31, 2011	$5,000,000

March 31, 2012	$2,500,000

June 30, 2012	$2,500,000

September 30, 2012	$2,500,000

December 31, 2012	$2,500,000

March 31, 2013	$2,500,000

June 30, 2013	$2,500,000

September 30, 2013	$2,500,000

December 31, 2013	$2,500,000

March 31, 2014	$2,500,000

June 30, 2014	$2,500,000

September 30, 2014	$2,500,000

November 17, 2014 (the Maturity Date)	$2,500,000

Total of All Scheduled Repayments:	$50,000,000

All outstanding principal of the Notes (including, all Capitalized Interest) together with all accrued but unpaid interest and fees thereon shall be payable in full on [November][      ], 2014 (the “Maturity Date”). On the Maturity Date or upon any earlier acceleration of the maturity of the Notes, the Company shall repay all outstanding principal of the Notes (including all Capitalized Interest) together with all accrued and unpaid interest and fees thereon. No repayment of less than all of the Notes shall affect the obligation of the Company to make the repayment required by this subsection.

(b) Voluntary Prepayments. The Company shall have the right at any time after the Closing Date, upon not less than five (5) Business Days prior written notice sent to each Noteholder, to prepay the Notes in whole or in part, in an amount specified in such notice, by payment of the principal amount of the Notes (or portion thereof in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount) to be redeemed, plus accrued and unpaid interest and fees thereon through the date of such prepayment. Once a notice has been delivered pursuant to this Section 6.2.(b), the aggregate principal amount of the Notes to be prepaid stated in such notice, together with the accrued and unpaid interest thereon, shall become due and payable on the payment date specified therein. Each prepayment of Notes in accordance with this Section 6.2.(b) shall be applied first, to accrued and unpaid interest on the amount of principal being prepaid as of such date of prepayment, second to Capitalized Interest outstanding on the amount of principal being prepaid as of such date of prepayment and, third, to the principal repayment installments thereof as set forth in Section 6.2(a) pro rata in accordance with the principal payment installments in Section 6.2(a), in each case, in accordance with Section 6.3.

(c) Offer to Repurchase In Connection With Change of Control.

(x) Not less than 10 nor more than 60 days prior to the occurrence of a Change of Control, the Company shall send to each Noteholder written notice setting forth in reasonable detail the facts and circumstances underlying such Change of Control, including the estimated date from which such Change of Control will have effect. Pursuant to such notice, the Company shall make an irrevocable offer to repurchase all, but not less than all, of the Notes held by such Noteholder, at a purchase price equal to the aggregate outstanding principal amount (including Capitalized Interest) of such Notes to be so repurchased, plus all accrued and unpaid interest on the amount so repurchased through the date of repurchase.

(y) Following receipt of any offer to repurchase Notes under Section 6.2.(c)(x), each Noteholder shall advise the Company, by written notice, no later than either (i) three (3) Business Days prior to consummation of such Change of Control or (ii) seven (7) days after written notice was given pursuant to Section 6.2(c)(x), whichever is later, as to whether it desires to sell all or any portion of the Notes held by it, specifying the principal amount of Notes to be sold by it. If a Noteholder accepts such offer but does not specify an amount it wishes to receive, it will be deemed to have elected to sell all of the Notes held by it. If a Noteholder fails to respond to such offer by the Company in accordance with the foregoing, such Noteholder shall be deemed to have accepted the offer contained therein. Any payment in respect of such repurchased Notes, or portion thereof, shall be paid to each participating Noteholder concurrently with the consummation of the Change of Control or two (2) days after the offer to repurchase has been accepted by such Noteholder, whichever is later.

(d) No Re-issuance. The Company shall not re-issue any Notes which have been repurchased pursuant to this Section 6.2.

6.3 Payments. Payments of principal, interest and other amounts, if any, on or in respect of the Notes and the Subordinated Debt Documents shall be made (a) without setoff or counterclaim, (b) directly by wire transfer to an account designated in writing by each Noteholder, and (c) without any presentment or notation of payment. Any payment to be made to the Noteholders hereunder shall be deemed to have been made on the Business Day that such payment actually becomes available at such Noteholder’s bank prior to the close of business of such bank; provided, that interest for one day shall be due on the amount of any such payment that actually becomes available to such Noteholder at such Noteholder’s bank after 2:00 P.M. (New York local time). Whenever any payment to be made shall be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest due. Each repayment or repurchase of Notes pursuant to Sections 6.2 (a), 6.2(b), and 6.2(c), and, except as otherwise provided herein, all other payments of principal (including Capitalized Interest) shall be made pro rata, based on the principal amount then outstanding and held by each Noteholder who is the holder thereof except in the case of Section 6.2(c) which such payments shall be made pro rata among the participating Noteholders only.

6.4 Certain Provisions Relating to Taxes.

(a) Each Noteholder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Noteholder”) shall deliver to each Note Party on the date hereof, or upon accepting an assignment of an interest in a Note: two duly signed completed copies of IRS Form W-8BEN, W-8IMY, or W-8ECI, as applicable with respect to such Foreign Noteholder, or any successor form thereto (entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Noteholder by the Note Parties on or with respect to the Notes), or any other information as the Company may reasonably request with respect to whether such Foreign Noteholder is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code; provided, however, that if any Foreign Noteholder provides an IRS Form W-8BEN claiming a “portfolio interest” exemption from United States withholding taxes pursuant to Code Section 871(h) or Code Section 881(c), then such Foreign Noteholder also shall provide each of the Note Parties with a certificate representing that it, or, if applicable, the equity owner of such Foreign Noteholder to which such Form W-8BEN relates, (w) is not a “bank” for purposes of Section 881(c)(3) and Section 581 of the Code, (x) has not been, on or prior to the date hereof, subject to any regulatory or other legal requirements as a bank in any jurisdiction in which it transacts business and has not been, on or prior to the date hereof, treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or any qualification for exemption from any tax, securities laws or other legal requirements, (y) does not currently own, or own unrestricted options to purchase, 10% or more of the Capital Stock of the Company or any of its Subsidiaries, and (z) is not a controlled foreign corporation related to the Company or any of its Subsidiaries (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Foreign Noteholder shall (A) promptly submit to the Note Parties such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Note Parties of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Noteholder by a Note Party under, or in respect of, any Note, and (B) promptly notify the Note Parties of any change in circumstances which would modify or render invalid any claimed exemption or reduction. If a Foreign Noteholder fails to deliver the appropriate forms as described in this Section 6.4(a), then the Note Parties may withhold from any payment to such Foreign Noteholder an amount equivalent to the appropriate withholding tax imposed by the Code, without reduction.

(b) Each Noteholder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Note Parties two duly signed completed copies of IRS Form W-9. If such Noteholder fails to deliver such forms, then the Note Parties may withhold from any payment to such Noteholder an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If a Noteholder fails to deliver the forms referred to in Sections 6.4(a) or 6.4(b), as applicable, then and only then may the Note Parties withhold from any payment to such Noteholder in accordance with applicable law.

6.5 Transfer and Exchange of Notes. The Company shall keep a register which shall provide for the registration of the Notes and the registration of transfers of Notes (the “Note Register”). The principal amount of and stated rate of interest on the Notes, the names and addresses of the Noteholders holding the Notes, the transfer of the Notes, and the names and addresses of the transferees of the Notes shall be registered in the Note Register. Any Noteholder may transfer its Notes subject to compliance with this Section 6.5. No Note may be transferred unless such transfer is recorded in the Note Register, and the transferee thereof has assumed such Noteholder’s rights and obligations hereunder by executing an Assignment and Acceptance in substantially the form of Exhibit B. Each such transfer shall be in a minimum amount of and integral multiples of $250,000 (except in the case of a Note for the aggregate amount or the balance of the Note or Notes so transferred). The Noteholder holding any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of the Company for transfer or exchange. Any Noteholder desiring to transfer or exchange any Note shall first notify the Company in writing at least one Business Day in advance of such transfer or exchange. Within three (3) Business days after such notice to the Company from a Noteholder of its intention to make such transfer or exchange and without expense to such Noteholder, the Company shall:

(a) acknowledge such transfer or exchange by executing an Assignment and Acceptance;

(b) record such transfer or exchange in the Note Register, effective as of the date of such Assignment and Acceptance; and

(c) issue in exchange therefor another Note or Notes, in denominations of at least $250,000 (except in the case of a transfer of the aggregate amount or the remaining balance of a Note), all as requested by the Noteholder, for the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of the Note or Notes so surrendered, and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered (provided, that no minimum shall apply to a liquidating distribution of Notes to investors in a Noteholder and any Notes so distributed may be subsequently transferred by such investor and its successors in the original denomination thereof without restriction under this sentence). Each new Note shall be made payable to such Person or Persons, or permitted assigns, as the Noteholder holding such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. The Company shall have no obligation hereunder or under any Note to any Person other than the Noteholder that is the registered holder of each such Note.

6.6 Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, that if any Note held by a Noteholder that is an investment fund or an institutional investor is lost, stolen or destroyed, the affidavit of an authorized partner or officer of the Noteholder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note, other than such Noteholder’s written agreement to indemnify the Company.

6.7 Equal Treatment.

(a) The Company shall not, nor shall it permit any of its Subsidiaries or Affiliates to (x) enter into any agreement, arrangement or understanding (whether or not the subject of a binding agreement) with any of the Noteholders relating to any of the Notes unless the Company or such Subsidiary or Affiliate, as applicable, offers to enter into an agreement (on the same terms and at substantially the same time) with the other Noteholders; (y) repurchase or otherwise acquire any Note other than in accordance with paragraph (b) of this Section 6.7 or otherwise in accordance with this Agreement; or (z) directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Noteholder of Notes as consideration for or as an amendment of any of the provisions hereof or of the Notes unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to the Noteholders of all Notes then outstanding.

(b) If the Company or any of its Subsidiaries agrees or intends to agree with any Noteholder (the “Co-Sale Seller”) to purchase or otherwise acquire all or a portion of any Notes (the “Proposed Purchase”), then the Company shall offer (the “Co-Sale Offer”) to include in the Proposed Purchase the Notes owned and designated by the other Noteholders according to the remaining terms of this Section 6.7(b). The Company shall give written notice to each of  the Noteholders (the “Co-Sale Notice”) at least seven (7) business days prior to the scheduled closing of the Proposed Purchase. The Sale Notice shall specify the aggregate outstanding principal amount of Notes proposed to be purchased or acquired, the amount and type of consideration to be paid therefor, the date on which the Proposed Purchase is to be consummated, and the aggregate outstanding principal amount of Notes such Noteholder shall be entitled to include in the Proposed Purchase .  Each Noteholder shall have the right to include in the Proposed Purchase, and sell to the Company on the same terms as any other seller of Notes, up to an aggregate outstanding principal amount of Notes equal to the aggregate outstanding principal amount of all Notes be purchased or acquired in the Proposed Purchase, multiplied by a fraction, the numerator of which shall be the aggregate outstanding principal amount of Notes held by such Noteholder and the denominator of which shall be the aggregate outstanding. If a Noteholder wishes to accept the Co-Sale Offer, it must, within five (5) business days following the date the Company gives the Co-Sale Notice, deliver to the Company a notice designating the aggregate outstanding principal amount of Notes it wishes to sell.  The purchase of the Notes so designated shall take place as part of the Proposed Purchase.

Article VII
RANKING AND SUBORDINATION

7.1 Senior Indebtedness.The Note Party Obligations and the rights and remedies of the Noteholders under the Subordinated Debt Documents shall rank pari passu in right of payment with all Senior Indebtedness of any of the Note Parties.

7.2 Senior Secured Indebtedness.Each of the Noteholders hereby agrees for itself and for its successors and assigns that the Note Party Obligations are, to the extent and in the manner set forth in this Article VII, expressly subordinated and junior in right of payment to the prior payment in full of any Senior Secured Indebtedness incurred by a Note Party, provided, the Note Party Obligations shall not be subordinated and junior in right of payment to (and Section 7.3 shall not apply to) any Senior Secured Indebtedness of the Company that is not secured by a Lien on all or substantially all of the assets of the Company.

7.3 Subordination.In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings relative to any Note Party, or of any proceedings for voluntary liquidation, dissolution or winding up of any Note Party, whether or not involving insolvency or bankruptcy proceedings, such Note Party’s obligations in respect of the then outstanding Senior Secured Indebtedness of such Note Party shall first be paid in full in cash, Securities or other property before any payment in cash, Securities or other property is made by such Note Party on account of the Note Party Obligations of such Note Party, and in any such proceedings, any payment or distribution of any kind or character, whether in cash, Securities or other property (except payment in Securities which are subordinate and junior to the payment of such Senior Secured Indebtedness in accordance with the provisions of this Article VII), that the Noteholders would have received from such Note Party if the Note Party Obligations of such Note Party were not subordinated to such Senior Secured Indebtedness as set forth in this Article VII, shall be paid by the liquidating trustee or other person making such payment or distribution, or by any Noteholder if received by it, directly to the holders of such Senior Secured Indebtedness to the extent necessary to make payment in full in cash of such Note Party’s obligation in respect of such Senior Secured Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Secured Indebtedness.

7.4 Payments under the Notes. Subject to the rights, if any, of the holders of the Senior Secured Indebtedness under this Article VII to receive cash, Securities or other properties otherwise payable or deliverable to the Noteholders, nothing contained in this Article VII shall affect or limit the obligation of the Note Parties, subject to the terms and conditions of this Agreement, to pay to the Noteholders the Note Party Obligations as and when the same become due and payable, including, without limitation, scheduled payments of interest on and principal of the Notes and required repurchases of the Notes, or shall prevent any Noteholder upon any Default or Event of Default from exercising all rights, powers and remedies otherwise provided in this Agreement or any other Subordinated Debt Document or by applicable law.

7.5 Subrogation. Subject to the payment in full of a Note Party’s obligations on all Senior Secured Indebtedness of such Note Party and until the Note Party Obligations shall be paid in full, each of the Noteholders shall be subrogated to the rights of the holders of such Senior Secured Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Secured Indebtedness pursuant to the provisions of Section 7.2 above) to receive payments or distributions of any cash, Securities or other property of such Note Party applicable to such Senior Secured Indebtedness. No such payments or distributions applicable to such Senior Secured Indebtedness shall, as between such Note Party and its creditors, other than the holders of such Senior Secured Indebtedness and the Noteholders, be deemed to be a payment by such Note Party to or on account of the Note Party Obligations; and for the purposes of such subrogation, no payments or distributions to the holders of any such Senior Secured Indebtedness to which the Noteholders would be entitled except for the provisions of this Article VII shall, as between such Note Party and its creditors, other than the holders of such Senior Secured Indebtedness and the Noteholders, be deemed to be a payment by the Company to or on account of any such Senior Secured Indebtedness.

Article VIII
REPORTING COVENANTS

The Company covenants and agrees that, for so long as any of the Notes are outstanding, it shall, and shall cause each of its Subsidiaries to, observe and abide by each of the covenants and agreements contained in this Article VIII.

8.1 Financial Statements.The Company and each of its Subsidiaries shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Company shall deliver or cause to be delivered to the Noteholders:

(a) Quarterly Reports. As soon as practicable and in any event no later than the day that a Form 10-Q is required to be filed by the Company with the Securities and Exchange Commission following each quarterly period (other than the last quarterly period) in each Fiscal Year, consolidated statements of operations and cash flows of the Company for the period from the beginning of the then current Fiscal Year to the end of such quarterly period, and a consolidated balance sheet of the Company as of the end of such quarterly period setting forth in each case in comparative form figures for the corresponding period or date in the preceding Fiscal Year, together with a certificate from an Authorized Officer of the Company to the effect that such financial statements have been prepared in accordance with GAAP consistently applied during the periods involved (subject to year-end adjustments) and that such financial statements fairly present the results of operations and changes in financial position, cash flows and financial position of the Company as of and for the period then ended; and

(b) Annual Reports. As soon as practicable and in any event no later than the day that a Form 10-K is required to be filed by the Company with the Securities and Exchange Commission following the end of each Fiscal Year, a consolidated balance sheet of the Company as of the end of such Fiscal Year and the related consolidated statements of operations, statements of stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the corresponding figures from the preceding Fiscal Year, together with the audit report of independent public accountants of recognized standing selected by the Company.

(c) Officer’s Certificate. Together with each delivery or deemed delivery of any financial statements for periods ending June 30 pursuant to subsection (a) and any financial statement pursuant to subsection (b) of this Section 8.1, an Officer’s Certificate substantially in the form of Exhibit C attached hereto and made a part hereof, stating that the Authorized Officer signatory thereto has reviewed the terms of the Subordinated Debt Documents, and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Company and its consolidated Subsidiaries during the accounting periods covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto.

(d) Delivery. The quarterly and annual reports set forth in subsections (a) and (b) of this Section 8.1 shall be deemed to have been delivered to the Noteholders when filed with the Securities and Exchange Commission.

8.2 Other Financial Information.

(a) The Company shall deliver to the Noteholders such other information, with respect to the Company’s and its Subsidiaries’ business, financial condition, results of operations, properties, business or business prospects as any Noteholder may, from time to time, reasonably request; provided, however, that the Company shall not be required to deliver any material non-public information pursuant to this Section 8.2(a) to any Noteholder that has not executed a confidentiality agreement, in form and substance reasonably satisfactory to the Company, in respect of such information.

(b) The Company shall deliver to the Noteholders copies of all documents and financial statements, reports and notices, if any, sent or made available generally by the Company to the holders of its Securities, the Senior Secured Indebtedness (other than routine documents or notices) or to a trustee under any indenture or filed with the Securities and Exchange Commission, and promptly upon their becoming available, copies of all press releases and other statements made available by the Company to the public concerning material developments in the business of such the Company or any of its Subsidiaries and materials, information, reports, notices and proxy statements sent or made available by the Company to its security holders generally in their capacities as such; provided, however, that the Company shall not be required to deliver any material non-public information pursuant to this Section 8.2(b) to any Noteholder that has not executed a confidentiality agreement, in form and substance reasonably satisfactory to the Company, in respect of such information.

8.3 Events of Default. Upon the Company obtaining knowledge, (i) of any condition or event which constitutes an Event of Default or Default, or becoming aware that any Noteholder has given any notice with respect to a claimed Event of Default or Default under this Agreement, or (ii) that any Person has given any notice to the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.1(d), the Company shall deliver (in the case of clause (i), promptly after obtaining such knowledge and in the case of clause (ii) within three (3) Business Days after obtaining such knowledge) to the Noteholders an Officer’s Certificate specifying (A) the nature and period of existence of any such claimed default, Event of Default, Default, condition or event, (B) the notice given or action taken by such Person in connection therewith and (C) what action such Note Party has taken, is and proposes to take with respect thereto.

8.4 Lawsuits. Promptly upon the Company obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding or arbitration against or affecting any Note Party or any asset of any Note Party which action, suit, proceeding or arbitration could be reasonably likely to result in a Material Adverse Effect, the Company shall give written notice thereof to each of the Noteholders, unless the contents of such notice would be deemed to constitute ”material non-public information” and such Noteholder shall have notified the Company in writing that it does not wish to receive any material non-public information.

Article IX
AFFIRMATIVE COVENANTS

The Note Parties jointly and severally covenant and agree that, for so long as any of the Notes are outstanding, each of the Note Parties shall, and shall cause each of its Subsidiaries to, observe and abide by each of the covenants and agreements contained in this Article IX.

9.1 Existence, etc. Such Note Party shall, and shall cause each of its Subsidiaries to, at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights material to its businesses except where the loss or termination of such rights does not have or is not likely to have a Material Adverse Effect.

9.2 Powers; Conduct of Business. Such Note Party shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have or would not reasonably be expected to have a Material Adverse Effect.

9.3 Compliance with Laws, etc. Such Note Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law applicable to such Person or the business, property, assets or operations of such person, except in the case where noncompliance does not have or is not reasonably likely to have a Material Adverse Effect.

9.4 Books and Records. The Note Parties shall keep and maintain in all material respects complete and correct books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities.

9.5 Further Assurances. Such Note Party shall take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Noteholders may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement and the other Subordinated Debt Documents.

9.6 Additional Guaranties. Such Note Party shall cause each of its U.S. Subsidiaries not in existence on the Closing Date to execute and deliver to the Noteholders within five (5) Business Days of the formation, acquisition or change thereof a subsidiary joinder in the form attached hereto as Exhibit D (each, a “Subsidiary Joinder”) to become a Note Party.

9.7 Punctual Payment. The Note Parties will duly and punctually pay or cause to be paid the principal and interest on the Notes, and the Note Parties will duly and punctually pay or cause to be paid all other amounts required to be paid to the Noteholders pursuant to this Agreement or the other Subordinated Debt Documents, in accordance with the terms of this Agreement or such other Subordinated Debt Documents, as the case may be.

Article X
NEGATIVE COVENANTS

Each of the Note Parties covenants and agrees, for so long as any of the Notes are outstanding, to observe and abide by each of the covenants and agreements contained in this Article X.

10.1 Fundamental Changes and Asset Sales. The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person or Persons unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person or Persons that acquire or acquires by conveyance, transfer or lease all or substantially all of the assets of the Company, as the case may be, shall be a Solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.1 from its liability under this Agreement or the Notes.

10.2 Common Stock Repurchase. The Company shall not purchase, redeem or otherwise acquire any shares of the common stock, par value $0.001 per share, of the Company at a price per share greater than the Current Market Price (as defined in the Certificate of Designations of Series C Preferred Stock of the Company filed October 20, 2006, as amended).

10.3 Transactions with Affiliates. Such Note Party shall not, and shall not permit any of its Subsidiaries to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.4 Investment Company Act of 1940. Such Note Party shall not, and shall not permit its Subsidiaries to, engage in any business, enter into any transaction, use any securities or take any other action that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

10.5 Limitations on Prepayment of Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to prepay, redeem, purchase, acquire, defease or otherwise satisfy prior to the scheduled maturity date thereof in any manner, any Indebtedness (excluding (x) Indebtedness that constitutes preferred equity, which shall be subject to Section 10.8 below, (y) Indebtedness described in clause (c) of the definition thereof and (z) Indebtedness described in clause (e) of the definition thereof and incurred in the ordinary course of business) other than (a) permitted prepayments of (i) the Notes and (ii) Senior Secured Indebtedness, in each case in accordance with the terms hereof or thereof, as applicable; (b) regularly scheduled payments of interest and principal or required repayments or redemptions, each in accordance with its terms, of such Indebtedness; (c) any purchase, redemption or other acquisition of such Indebtedness outstanding where the consideration for such purchase, redemption or other acquisition is 75% or less than the outstanding principal amount and accrued interest, of such Indebtedness on the date of purchase, redemption or other acquisition; (d) any refinancing in full of an issue, class or series of such Indebtedness outstanding solely with the proceeds from newly issued debt securities or equity securities of the Company, but only if the earliest date upon which any portion of such debt or equity securities is required to be repaid, repurchased, redeemed, defeased or otherwise satisfied by the Company or any of its Subsidiaries (absent an event of default, in the case of debt securities, or a change of control, in the case of equity securities) is later than the earlier of 91 days after the Maturity Date and the latest date upon which the Company or one of its Subsidiaries would have been required to repay, redeem or repurchase in full all of the refinanced Indebtedness in accordance with the terms thereof or (e) other repayments of Indebtedness permitted to be incurred hereunder in an aggregate principal amount of up to $25,000,000 for all such Indebtedness incurred after the date hereof. The Company shall not, nor shall it permit any of its Subsidiaries to modify the terms of any Indebtedness to avoid or modify its obligations under this Section 10.5.

10.6 Limitation on Subsidiary Indebtedness. Each Note Party, other than the Company, shall not, nor shall any Note Party permit any of its Subsidiaries to, incur or permit to exist any Indebtedness other than (i) Indebtedness described in clause (c) of the definition thereof, (ii) Indebtedness described in clause (e) of the definition thereof and incurred in the ordinary course of business, (iii) Senior Secured Indebtedness, (iv) Indebtedness incurred by a Subsidiary of the Company, if such Subsidiary (x) is established solely for the purpose of the incurrence of such Indebtedness and (y) does not have any interest in any assets or property (other than de minimis assets or property) and provided, that such Indebtedness is not guaranteed by any other Subsidiary of the Company unless such Indebtedness constitutes Senior Secured Indebtedness, (v) guarantees by the Guarantors of high-yield debt securities issued by the Company provided, that, if the terms, of any such guarantee are more favorable in any respect to the holders of such high-yield debt securities than the guarantee provided by the Guarantors in favor of the Noteholders pursuant to Article XIII hereof, such more favorable terms shall automatically and with no further action by any of the parties hereto be deemed to apply to and incorporated into this Agreement mutatis mutandis, and (vi) obligations for the reimbursement of letters of credit issued at the request of a Subsidiary of the Company in the ordinary course of business of that Subsidiary with a face amount not exceeding $10,000,000 in the aggregate for all such obligations outstanding at any time.

10.7 U.S. Subsidiary Assets.

The Company shall not permit any of its Subsidiaries, other than U.S. Subsidiaries, to own or acquire (including by merger, consolidation, acquisition of stock or assets, license or lease) any business, corporation, limited liability company, partnership, association or other business organization or division thereof, or any other asset, located primarily or primarily conducted in the United Sates.

10.8 Preferred Equity Redemptions.

The Company shall not, nor shall it permit any of its Subsidiaries to repay, purchase, redeem, acquire, defease or otherwise satisfy any preferred equity, including, without limitation, the Series C Preferred Stock other than (a) regularly scheduled dividend payments or required repayments or redemptions, each in accordance with its terms, of such preferred equity; (b) any purchase, redemption or other acquisition of shares of preferred stock where the consideration for such purchase, redemption or other acquisition is 75% or less than the liquidation preference plus accrued dividends on the date of such purchase, redemption or other acquisition, (c) any refinancing in full of an issue, class or series of preferred equity solely with the proceeds from newly issued debt securities or equity securities of the Company, but only if the earliest date upon which any portion of such debt or equity securities is required to be repaid, repurchased, redeemed, acquired, defeased or otherwise satisfied by the Company or any of its Subsidiaries (absent an event of default, in the case of debt securities, or a change of control, in the case of equity securities) is later than the earlier of 91 days after the Maturity Date and the latest date upon which the Company or one of its Subsidiaries would have been required to redeem in full all of such preferred equity in accordance with the terms thereof, or (d) any purchase, redemption or other acquisition in full of all of the shares of Series B Preferred Stock, par value $0.001 per share, of the Company then outstanding (provided that no additional shares thereof are issued after the date hereof) where the consideration for such purchase, redemption or other acquisition is not more than 100% of the liquidation preference plus accrued dividends of such shares on the date of such purchase, redemption or other acquisition . The Company shall not, nor shall it permit any of its Subsidiaries to, modify the terms of any preferred equity to avoid or modify its obligations under this Section 10.8.

Article XI
EVENTS OF DEFAULT

11.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)	Failure to Make Payments When Due. The Note Parties shall fail to pay any amount of any Note (whether principal, reimbursement obligations, repurchase amount, interest, fees, expenses, indemnities or other obligations) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); and in connection with any default in the payment when due of any such amount other than principal of the Notes or repurchase amount in respect thereof, such default shall continue for three (3) Business Days.

(b)	Breach of Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of any Note Party or by any officer of the foregoing in this Agreement, or under or in connection with any other Subordinated Debt Document or any Stock Redemption Agreement or under or in connection with any report, certificate, or other document delivered to the Requisite Holders or any Noteholder pursuant to any Subordinated Debt Document or any Stock Redemption Agreement shall have been incorrect or misleading in any material respect when made or deemed made.

(c)	Breach of Certain Covenants. Any Note Party shall fail to perform or comply with any covenant or agreement contained in Sections 6.2(c), 6.7, 8.1(a), 8.1(b), 8.3, 9.1, 9.6 or Article X under this Agreement.

(d)	Other Defaults. Any Note Party shall fail to perform or comply with any other covenant or agreement under this Agreement or contained in any other Subordinated Debt Document or under any Stock Redemption Agreement and such failure continues for a period of thirty (30) days.

(e)	Default as to Other Indebtedness. (i) any Note Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness of such Note Party (other than the Note Party Obligations) if the aggregate amount of such Indebtedness is in excess of $5,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) any Indebtedness (other than the Note Party Obligations) if the aggregate amount of such Indebtedness is in excess of $5,000,000 shall be declared due and payable (by acceleration or otherwise) by a Person (other than a Note Party) as a result of a breach, default or event of default by a Note Party, or required to be prepaid, redeemed or otherwise repurchased by any Note Party (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(f)	Voluntary Bankruptcy Proceeding. The Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing.

(g)	Involuntary Bankruptcy Proceeding. A court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days.

(h)	Invalidity of Documents. Any provision of any Subordinated Debt Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against a Note Party intended to be a party thereto; or the validity or enforceability thereof shall be contested by any party thereto; or a proceeding shall be commenced by a Note Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof; or a Note Party shall deny in writing that it has any liability or obligation purported to be created under any Subordinated Debt Document.

(i)	Judgments. A final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.

Article XII
ACCELERATION; REMEDIES ON DEFAULT

12.1 Acceleration. If any Event of Default has occurred, the Requisite Holders may, by notice to the Company, declare the entire unpaid principal amount of the Notes (including Capitalized Interest) plus all interest accrued and unpaid thereon and all other amounts payable under this Agreement, to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such other amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under Sections 11.1(f) or 11.1(g) with respect to any Note Party, in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Note Parties.

12.2 Other Remedies. In case any one or more of the Events of Default under Article XI shall have occurred and be continuing, and whether or not the Noteholders shall have accelerated the maturity of the Notes pursuant to Section 12.1, each Noteholder, if owed any amount with respect to the Notes, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Subordinated Debt Documents or any instrument pursuant to which the Note Party Obligations to such Noteholder are evidenced, including as permitted by Applicable Law, the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Noteholder; provided, however, that no acceleration of the unpaid principal amount of the Notes may be made except in accordance with the terms of Section 12.1. In case of an Event of Default under Article XI, the Note Parties shall pay to each Noteholder such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements. No remedy herein conferred upon any Noteholder is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

12.3 Distribution of Proceeds. In the event that following the occurrence or during the continuance of any Default or Event of Default, any Noteholder receives any monies with respect to the amounts due hereunder, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Noteholders for or in respect of all costs, expenses, disbursements and losses which shall have been incurred or sustained by the Noteholders in connection with the collection of such monies by the Noteholders, for the exercise, protection or enforcement by the Noteholders of all or any of the rights, remedies, powers and privileges of the Noteholders under this Agreement or any of the other Subordinated Debt Documents pro rata based on the relative amount so incurred or sustained;

(b) Second, to all other Note Party Obligations in such order or preference as the Noteholders may determine; provided, however, that distributions shall be made among the Noteholders pro rata; and

(c) Third, the excess, if any, shall be returned to the Company or to such other Persons as are entitled thereto.

12.4 Annulment of Defaults. Section 12.1 and Article XI are subject to the condition that, if at any time after the principal of any of the Notes shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any portion thereof, shall have been entered, then and in every such case the Requisite Holders may, by written instrument filed with the Company, rescind and annul such declaration and its consequences; provided, however, that (a) all arrears of interest upon all of the Notes and all of the other sums payable hereunder and under the Notes (except any principal of, or interest or other amount due and payable on the Notes by reason of such declaration) shall have been duly paid; (b) each and every other Default and Event of Default shall have been waived pursuant to Section 12.5 or otherwise made good or cured and (c) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement, and provided, further, that no such rescission or annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

12.5 Waiver. Except as otherwise provided for in this Agreement or by Applicable Law, each Note Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any Notes at any time held by any Noteholder on which the Note Parties may in any way be liable, and (b) the benefit of all valuation, appraisal, marshaling and exemption laws.

Article XIII
CROSS-GUARANTY

13.1 Cross-Guaranty. Each Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor, the due and punctual payment of the principal of, and interest on, each of the Notes when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise and the due and punctual payment of all other Note Party Obligations with respect to the Notes (the “Note Guaranteed Obligations”). Each Guarantor further agrees that the Note Guaranteed Obligations may be amended, modified, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guaranty notwithstanding any extension or renewal of any Note Guaranteed Obligations.

13.2 Guaranty Absolute. The obligations of each Guarantor hereunder shall be unconditional and shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, settlement, surrender, alteration or compromise, and shall not be subject to any defense or set off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Note Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder with respect to any of the Note Guaranteed Obligations shall not be discharged or impaired or otherwise affected by and no Guarantor shall be entitled to raise as a defense the failure of any Noteholder to assert any claim or demand or to enforce any remedy under this Agreement, the Notes, or under any other guaranty or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of any Note Guaranteed Obligations, or by any other act or omission which may or might otherwise in any manner or to any extent vary the risk or reduce or extinguish the liability of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its guaranty shall be a continuing guaranty and shall stand as a guaranty of full and final payment and performance of all Note Guaranteed Obligations hereunder from time to time and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or interest on any of the Note Guaranteed Obligations is rescinded or must otherwise be returned by the Noteholders upon the bankruptcy or reorganization of any Note Party or otherwise.

13.3 Waiver. Each Guarantor unconditionally waives (a) notice of any of the matters referred to in Section 13.2, (b) notice to such Guarantor of the incurrence of any of the Note Guaranteed Obligations, notice to such Guarantor of any breach or default by any Guarantor with respect to any of the Note Guaranteed Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of any Noteholder holding any of the Notes against such Guarantor, (c) presentment to or demand of payment from any other Guarantor with respect to any Note or protest for nonpayment or dishonor, (d) any right to the enforcement, assertion, exercise or exhaustion by any Noteholder holding any of the Notes of any right, power, privilege or remedy conferred in this Agreement, the Notes or any other Subordinated Debt Documents or otherwise, (e) any requirement of diligence on the part of any Noteholder holding any of the Notes, (f) any requirement to mitigate the damages resulting from any default under this Agreement, the Notes or any other Subordinated Debt Documents, (g) any notice of any sale, transfer or other disposition of any right, title or interest to or in this Agreement, the Notes or any other Subordinated Debt Documents, (h) any release of any Guarantor from its obligations hereunder resulting from any loss by it of its rights of subrogation hereunder and (i) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against such Guarantor.

13.4 Subrogation. Each Guarantor hereby subordinates in favor of the Noteholders all rights of subrogation against or in respect of each other Guarantor and its respective properties and all rights of indemnification, contribution and reimbursement from each other Guarantor and their respective properties, in each case in connection with this guaranty and any payments made hereunder, and regardless of whether such rights arise by operation of law, pursuant to contract or otherwise until such time as the obligations hereunder have been fully and finally performed and paid.

13.5 Limitation on Liability. Each Guarantor acknowledges that it will derive substantial economic and other benefits from the issuance of the Notes, and that the incurrence of the Note Party Obligations is in the best interests of each Guarantor. If, in any action to enforce this guaranty or any proceeding to allow or adjudicate a claim under this guaranty, a court of competent jurisdiction shall determine that enforcement of this guaranty against any Guarantor for the full amount of the obligations hereunder is not lawful under, or would be subject to avoidance under, Section 548 of the Bankruptcy Code or any applicable provision of comparable state law, the liability of such Guarantor under this guaranty shall be limited to the maximum amount lawful and not subject to avoidance under such law.

Article XIV
MISCELLANEOUS

14.1 Amendments; Actions by the Noteholders; Solicitation of the Noteholders.

(a) No amendment, alteration, modification or waiver of any term or provision of this Agreement, the Notes or the other Subordinated Debt Documents, nor consent to any departure by any Note Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Noteholders holding at least two-thirds of the principal amount of all Notes (including Capitalized Interest) then outstanding, subject to Section 1, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, alteration, modification or waiver shall be effective to reduce or to postpone the date fixed for the payment of the principal or interest payable on any Note or any fees or other amounts payable hereunder, or to alter or amend any provisions relating to required prepayment or repurchase of the Notes, or to alter or amend the provisions of Section 6.7, or to alter or amend the consent mechanism provided for under Section 12.4 or this Section 14.1 without the consent of all of the Noteholders holding Notes then outstanding. Any waiver or consent may be given subject to satisfaction of conditions stated therein. Written notice of any waiver or consent affected under this subsection shall be promptly delivered by the Company to any Noteholders that did not execute the same.

(b) The Company will provide each Noteholder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Noteholder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true, correct and complete copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 14.1 to each Noteholder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the Requisite Holders.

(c) Any amendment or waiver made pursuant to this Section 14.1 by a Noteholder of Notes that has transferred or has agreed to transfer its Notes to any of the Note Parties or any of their Subsidiaries or Affiliates and has provided or has agreed to provide such amendment or waiver as a condition to such transfer shall be void and of no force and effect except solely as to such Noteholder, and any amendments effected or waivers granted that would not have been or would not be so effected or granted but for such amendment or waiver (and the amendments or waivers of all other Noteholders of Notes that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such Noteholder.

(d) Except as otherwise stated in paragraph (a) above and Articles XI and XII, wherever in this Agreement action is required or permitted to be taken by, or consent is required of, or a matter requires the satisfaction of, the Noteholders, such action may be taken by, and/or such consent may be obtained from, and/or such satisfaction may be expressed by, the Requisite Holders.

14.2 Addresses for Notices, Etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or facsimile transmission, or delivered to the applicable party at the addresses indicated below:

If to the Note Parties:

Endeavour International Corporation
1001 Fannin, Suite 1600
Houston, Texas 77002
Telephone: (713) 307-8700
Facsimile: (713) 307-8794
Attention: Chief Financial Officer

If to any Initial Noteholder:

At such Initial Noteholder’s address for notice as set forth in Schedule 3.1 hereto;

If to any other Noteholder:

At such Noteholder’s address for notice as set forth in the transfer records of the Company or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section (such designation, if made by a Noteholder holding Notes, to be recorded by the Company in the Note Register). All such notices, requests, demands and other communications shall be deemed to have been validly served, given or delivered (a) in the case of communications to the Noteholders in respect of any matter contemplated by Section 6.2(c) , when received, and (b) in the case of all other communications, (i) upon the earlier of actual receipt and three days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage paid, (ii) upon transmission, when sent by telecopy or other similar facsimile transmission and confirmed by telephone, (iii) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (iv) when delivered, if hand delivered by messenger.

14.3 No Waiver; Cumulative Remedies. No failure or delay on the part of any Noteholder, in exercising any right, power or remedy hereunder shall operate as a suspension or waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

14.4 Costs, Expenses and Taxes. The Company agrees to promptly pay following demand therefor (i) all reasonable out-of-pocket costs and expenses of the Noteholders in connection with the administration, modification and amendment of this Agreement, the Notes, the other Subordinated Debt Documents and other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Noteholders), (ii) all reasonable out-of-pocket costs and expenses of each Noteholder in connection with the enforcement of this Agreement, the Notes, the other Subordinated Debt Documents and other instruments and documents to be delivered hereunder (including, without limitation, with respect to enforcement of rights under this Section 14.4 and Section 14.5), whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for all Noteholders with respect thereto) (including, without limitation, with respect to enforcement of rights under this Section 14.4 and Section 14.5), (iii) any and all stamp, registration, documentary and other similar taxes (expressly excluding income and capital gain taxes) payable or determined to be payable in connection with the execution, delivery, performance and enforcement of this Agreement, the Notes, the other Subordinated Debt Documents, and the other instruments and documents to be delivered hereunder or thereunder and (iv) the expenses of preparing Notes from time to time in connection with exchanges and transfers of Notes, and the Note Parties agrees to save each Noteholder harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

14.5 Indemnification; Limitation of Liability.

In addition to the payment of expenses pursuant to Section 14.4, whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees, jointly and severally, to indemnify, pay and hold each Noteholder and the partners, members, officers, directors, employees, Affiliates and agents of each Noteholder (collectively, the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, interest and penalties with respect thereto and out-of-pocket expenses and the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitees shall be designated a party thereto), whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims, which may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) the Subordinated Debt Documents and all other matters related thereto or in connection therewith, (ii) the Noteholders’ agreement to acquire the Notes, (iii) the violation of any securities law by any Note Party, or (iv) the failure of any of the parties (other than the Noteholders) to the Subordinated Debt Documents to comply with any law, rule or regulation applicable to the transactions contemplated thereby (the “Indemnified Liabilities”); provided that no Note Party shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided, further, that the Note Parties shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnitees under this Section 14.5 unless, in the written opinion of outside counsel reasonably satisfactory to the Company, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest. Notwithstanding any thing to the contrary set forth herein, the agreements and obligations of the Note Parties contained in this Section 14.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Subordinated Debt Documents.

No Noteholder shall have any liability to any Note Party (whether in tort, contract, or otherwise) for consequential damages suffered by such Note Party in connection with, arising out of, or in any way related to, the transactions or relationships contemplated by the Subordinated Debt Documents, or any act, omission or event occurring in connection therewith, or for any special, exemplary or punitive damages, and each Note Party hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any of the foregoing.

14.6 Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Company and each of the Noteholders and their respective successors and assigns and, in particular, shall inure to the benefit of and be enforceable by any Noteholder or Noteholders holding the Notes from time to time, except that no Note Party shall have the right to assign its rights hereunder or any interest therein without the prior written consent of the Noteholders and Noteholders shall have the right to transfer Notes in accordance with Section 6.5. Any such purported assignment by a Note Party without the prior written consent of the Noteholders shall be null and void ab initio. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any third party or inure to the benefit of any third party.

14.7 Survival of Agreements; Representations and Warranties. All agreements, representations and warranties contained in this Agreement, the Notes, the other Subordinated Debt Documents or any other instrument or document delivered in connection herewith or therewith, or made in writing by or on behalf of any of the Note Parties in connection herewith or therewith, shall survive the execution and delivery hereof and thereof, regardless of any investigation made by the Noteholders or on behalf of the Noteholders. All statements in any certificate or other instrument delivered by or on behalf of any of the Note Parties pursuant to the terms of this Agreement shall constitute warranties and representations hereunder. All obligations hereunder (other than payment of the Notes, but including, without limitation, reimbursement obligations in respect of costs, expenses and fees) shall survive the payment of the Notes and the termination hereof.

14.8 Prior Agreements. Except as stated in Section 14.7, this Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements, written or oral, concerning the subject matter hereof.

14.9 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties hereto to the maximum extent possible. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.10 GOVERNING LAW. THIS AGREEMENT AND (UNLESS OTHERWISE EXPRESSLY PROVIDED) ALL AMENDMENTS AND SUPPLEMENTS TO, AND ALL CONSENTS AND WAIVERS PURSUANT TO, THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS RULES THEREOF TO THE EXTENT THEY ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

14.11 Consent to Jurisdiction.

Each Note Party irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any of the other Subordinated Debt Documents. To the fullest extent it may effectively do so under Applicable Law, each Note Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Each Note Party agrees, to the fullest extent it may effectively do so under Applicable Law, that a judgment in any suit, action or proceeding of the nature referred to in paragraph (a) above brought in any court referred to therein shall, subject to such rights of appeal on issues other than jurisdiction as may be available to such Note Party, be conclusive and binding upon such Note Party and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which such Note Party is or may be subject) by a suit upon such judgment.

14.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER SUBORDINATED DEBT DOCUMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR ANY OTHER SUBORDINATED DEBT DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.12.

14.13 Service of Process. Each Note Party consents to service of process in any suit, action or proceeding of the nature referred to in Section 14.11 by actual receipt of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of such Note Party specified in or designated pursuant to Section 14.2. Each Note Party agrees that such service (i) shall be deemed in every respect effective service of process upon such Note Party in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Note Party. Nothing in this Agreement shall affect the right of any Noteholder to serve process in any manner permitted by law, or limit any right that any Noteholder may have against any of the Note Parties to bring proceedings against the Note Parties in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

14.14 Further Assurances. From and after the date of this Agreement, upon the request of the Noteholders, each Note Party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of the Subordinated Debt Documents.

14.15 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Noteholder at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Noteholder, may be reproduced by any Noteholder by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Noteholder may destroy any original document so reproduced. The Company agrees and stipulates that, to the fullest extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Noteholder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 14.15 shall not prohibit the Company or any other Noteholder from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

14.16 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of this Agreement or any of the other Subordinated Debt Documents (except the Notes) by telecopy shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Subordinated Debt Documents. Any party delivering an executed counterpart of any such agreement by telecopy shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:	ENDEAVOUR INTERNATIONAL CORPORATION
	By:	/s/ J. Michael Kirksey

Name: J. Michael Kirksey Title: Executive Vice President and Chief Financial Officer

COMPANY:	ENDEAVOUR INTERNATIONAL CORPORATION
NOTEHOLDERS:	KINGS ROAD INVESTMENTS By:	LTD. /s/ Brandon Jones

Name: Brandon Jones

Title: Authorized Signatory

ETON PARK FUND, L.P.
By:	/s/ Marcy Engel

Name: Marcy Engel Title: Chief Operating Officer and General Counsel

ETON PARK MASTER FUND, L.P.
By:	/s/ Marcy Engel

Name: Marcy Engel Title: Chief Operating Officer and General Counsel

TPG-AXON PARTNERS, L.P.
By:	/s/ Mary Lee

Name: Mary Lee Title: Chief Legal Officer

TPG-AXON PARTNERS (OFFSHORE), LTD.
By:	/s/ Mary Lee

Name: Mary Lee Title: Chief Legal Officer

MAGNETAR CAPITAL MASTER FUND, LTD.
By:	/s/ Doug Litowitz

Name: Doug Litowitz Title: Counsel

GOLDMAN, SACHS INVESTMENT PARTNERS MASTER FUND, L.P.

By: /s/ Raanan Agus
Name: Raanan Agus
Title: Managing Director

HIGHBRIDGE INTERNATIONAL LLC
By:	/s/ Mark Vanacole

Name: Mark Vanacole Title: Managing Director

CAPITAL VENTURES INTERNATIONAL
By:	/s/ Michael Spolan

Name: Michael Spolan Title: General Counsel

PROFESSIONAL LIFE & CASUALTY
By:	/s/ R. Jeffrey Bruce

Name: R. Jeffrey Bruce Title: Vice President

HBK MASTER FUND, L.P.
By:	/s/ Kevin O’Neal

Name: Kevin O’Neal Title: Authorized Signatory

Schedule 2.1
Initial Noteholders

Kings Road Investments Ltd.
Eton Park Fund, L.P.
Eton Park Master Fund, Ltd.
TPG-Axon Partners, L.P.
TPG-Axon Partners (Offshore), Ltd.
Magnetar Capital Master Fund, Ltd.
Goldman, Sachs Investment Partners Master Fund, L.P.
Highbridge International LLC
Capital Ventures International
Professional Life & Casualty
HBK Master Fund, L.P.

EXHIBIT A

[FORM OF NOTE]
SENIOR SUBORDINATED NOTE
ENDEAVOUR INTERNATIONAL CORPORATION

12.00% Senior Subordinated Note Due 2014

THIS NOTE IS SUBORDINATED TO THE COMPANY’S AND EACH GUARANTOR’S OBLIGATIONS TO CERTAIN HOLDERS OF SENIOR SECURED DEBT, AS MORE FULLY DESCRIBED IN THE NOTE AGREEMENT DATED NOVEMBER [●], 2009, AMONG ENDEAVOUR INTERNATIONAL CORPORATION, THE GUARANTORS PARTY THERETO AND THE NOTEHOLDERS NAMED THEREIN, AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME.

Number: [ ] $	[• ] New York, New York

FOR VALUE RECEIVED, the undersigned, Endeavour International Corporation, a Nevada corporation (the “Company”), HEREBY PROMISES TO PAY TO        (the “Noteholder”), or its registered assigns, the principal sum of $      together with interest on such principal amount. This Note shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount at the rate of 12.00% per annum of which 10.00% per annum shall be payable in cash quarterly in arrears on each Quarterly Payment Date in each year, commencing with the next Quarterly Payment Date following the Closing Date and 2.00% per annum shall be added to the principal amount of this Note on each Quarterly Payment Date in each year (such interest added to principal, “Capitalized Interest”). The Company shall make scheduled quarterly installments of principal repayments on this Note as set forth in Section 6.2 of the Note Agreement (as defined below). The outstanding principal balance of this Note (including all Capitalized Interest) together with all accrued but unpaid interest thereon shall be payable in full on November [      ], 2014.

In addition to the payment of interest as provided above, if any amount of principal, interest or other amount payable under this Note is not paid when due, the Company shall pay interest on such unpaid amount at the default rate of interest set forth in the Note Agreement, to the fullest extent permitted by applicable law.

This Note is one of the “Notes” referred to in the Note Agreement dated as of November [      ], 2009 (as the same may be amended, modified or supplemented from time to time, the “Note Agreement”) by and among the Company, the Guarantors from time to time party thereto and the Noteholders named therein. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Agreement. The registered holder of this Note is entitled to the benefits of the Note Agreement and may enforce the agreements of the Company and the other Note Parties contained therein and exercise the remedies provided thereby or otherwise available in respect thereof. The terms of the Note Agreement are hereby incorporated by reference herein as if set forth herein in their entirety. In the event of any conflict between the terms of this Note and the Note Agreement, the terms of the Note Agreement shall govern.

The Company shall have the right to voluntarily repay all or any part of the outstanding principal amount of this Note, subject to the provisions of the Note Agreement. In addition, the Company is required under certain circumstances to make certain mandatory offers to repurchase all or a portion of this Note as provided in the Note Agreement.

Whenever any payment to be made shall be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest due.

This Note is a registered note and, as provided in the Note Agreement, no Note may be transferred unless such transfer is recorded in the Note Register. The terms of this Note are subject to amendments only in the manner provided in the Note Agreement.

The registered holder of this Note is entitled to all the benefits and rights of a Noteholder under the Note Agreement to which reference is hereby made for a statement of the terms and conditions under which the entire unpaid balance of this Note, or any portion thereof, shall become immediately due and payable.

The occurrence and continuance of an Event of Default under the Note Agreement which has not been waived in accordance with the terms thereof, shall constitute a default hereunder and shall entitle the holder of this Note to exercise the rights and remedies as and in the manner specified in the Note Agreement.

Time is of the essence of this Note. The Company hereby waives demand, presentment, protest, notice of nonpayment and other demands and notices in connection with the delivery, acceptance or enforcement of this Note.

No delay or omission on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note, and a waiver, delay or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

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THIS NOTE SHALL BE DEEMED TO BE UNDER SEAL, AND ALL RIGHTS AND OBLIGATIONS HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS RULES THEREOF TO THE EXTENT THEY ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

THIS NOTE PROVIDES FOR A PORTION OF THE INTEREST TO BE CAPITALIZED, WHICH MAY BE DEEMED TO BE AN ISSUANCE OF THIS NOTE WITH “ORIGINAL ISSUE DISCOUNT.” UPON REQUEST BY A NOTEHOLDER, WHICH REQUEST MAY BE PROVIDED IN WRITING TO “ATTN: CHIEF FINANCIAL OFFICER” AT THE FOLLOWING ADDRESS: ENDEAVOR INTERNATIONAL CORPORATION, 1001 FANNIN, SUITE 1600, HOUSTON, TEXAS 77702, THE COMPANY WILL PROMPTLY PROVIDE, WITH RESPECT TO THIS NOTE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE PRICE, THE ISSUE DATE, AND THE YIELD TO MATURITY.

ENDEAVOUR INTERNATIONAL CORPORATION

By:
Name:
Title:

•[Form of Assignment and Acceptance]
ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [      ] (the “Assignor”) and [      ] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in that certain Note Agreement dated as of November [      ], 2009 (as the same may be amended, modified or supplemented from time to time, the “Note Agreement”) by and among Endeavour International Corporation (the “Company”), certain subsidiaries of the Company as Guarantors and the persons named therein as Noteholders, receipt of a copy of which is hereby acknowledged by the Assignee.

Assignor hereby irrevocably assigns, without recourse, to the Assignee, and the Assignee hereby irrevocably assumes, without recourse, from the Assignor, as of the Effective Date as set forth below $[      ]1 principal amount of the Notes issued pursuant to the Note Agreement (the “Assigned Interest”) and all of the Assignor’s rights and obligations under the Note Agreement and the other Subordinated Debt Documents to which the Assignor is a party to the extent of the Assigned Interest. The attached schedule hereto contains all contact information, address, account and other administrative information relating to the Assignee.

This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS ASSIGNMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS RULES THEREOF TO THE EXTENT THEY ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Effective Date: [      ]

[1]	Minimum amount and multiples of $250,000.

IN WITNESS WHEREOF, the undersigned has caused this Assignment and Acceptance to be duly executed and delivered by its officer thereunto duly authorized as of [      ].

[      ] [      ]
as Assignor as Assignee

By:       By:

Name	Name:
Title:	Title:

Acknowledged by:

ENDEAVOUR INTERNATIONAL CORPORATION

By:
Name:
Title:

Date:

SCHEDULE

Name and Address of Assignee

[ ]
(1)	All payments by wire transfer of immediately available funds to:
[ ]
(2)	All notices of payments and written confirmations of such wire transfers to:
[ ]
(3)	All other communications:
[ ]

•• COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES OF BEHALF OF ENDEAVOUR INTERNATIONAL CORPORATION AS FOLLOWS:

1. I am the [Chief Financial Officer] of ENDEAVOUR INTERNATIONAL CORPORATION, a Nevada corporation (the “Company”).

I have reviewed the terms of that certain Note Agreement, dated as of November [●], 2009 (as it may be amended, supplemented, restated or otherwise modified, the “Note Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company, certain subsidiaries of the Company, as Guarantors, and the persons named therein as the Noteholders and each of the other Subordinated Debt Documents (as defined in the Note Agreement) and I have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the consolidated financial condition of the Company and its Subsidiaries during the accounting period covered by the attached financial statement.

2. The examination described in paragraph 1 above did not disclose, and I have no knowledge as of the date hereof of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting periods covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in reasonable detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications and the financial statements delivered with and attached as Annex A to this Certificate, or deemed delivered under Section 8.1(d) of the Note Agreement, in support hereof, are made and delivered or deemed delivered on [mm/dd/yy] pursuant to Section 8.1(c) (and, if applicable Section 8.1(d)) of the Note Agreement.

ENDEAVOUR INTERNATIONAL CORPORATION

By:
Name:
Title:

ANNEX A TO
COMPLIANCE CERTIFICATE

[FINANCIALS]

• SUBSIDIARY JOINDER AGREEMENT

SUBSIDIARY JOINDER AGREEMENT dated as of [      ] (this “Agreement”), by [      ], a [      ] corporation (the “Guarantor”) for the benefit of the Noteholders referred to below.

WHEREAS, Endeavor International Corporation (the “Company”) is a party to that certain Note Agreement dated November [      ], 2009 among the Company, certain subsidiaries of the Company as Guarantors, and the person named therein as Noteholders (as amended, supplemented or otherwise modified from time to time, the “Note Agreement”);

WHEREAS, the Guarantor desires to become a party to the Note Agreement as a Guarantor thereunder; and

WHEREAS, terms defined in the Note Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

1. Guarantee. The Guarantor unconditionally guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, the Note Guaranteed Obligations. The Guarantor acknowledges that, by execution and delivery of this Agreement, the Guarantor becomes a “Guarantor” and “Note Party” for all purposes of the Note Agreement and that its obligations under the foregoing guarantee are subject to all the provisions of the Note Agreement (including, without limitation, those set forth in Article XIII thereof) applicable to the obligations of a Guarantor thereunder.

2. Party to Note Agreement. By execution and delivery of this Agreement, the Guarantor is hereby a party to the Note Agreement and will hereafter have all the rights and obligations of a Guarantor and a Note Party thereunder and be bound by all the provisions thereof as fully as if the Guarantor were one of the original parties thereto.

3. Representations and Warranties. The Guarantor hereby represents and warrants that each of the representations and warranties set forth in Article V of the Note Agreement, that are applicable to the Guarantor, is true and correct both before and after giving effect to this Agreement, except to the extent any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date. For purposes of the foregoing sentence, references in said Sections to a “Guarantor” or a “Note Party” shall be deemed to include a reference to the Guarantor.

5. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the party hereto has caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[ ]
By:
Name:
Title: